[Deloitte Letterhead]

	Deloitte & Touche LLP
	200 Berkeley Street
	Boston, MA 02116-5022
USA
	Tel: +1 617 437 2000

September 21, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4 of China Fund Inc.s Form 8-K dated September 18, 2009, and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP














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